Exhibit 5.1

April 23, 2013

Micronet Enertec Technologies, Inc.
70 Kinderkamack Road
Emerson, NJ 07630

Ladies and Gentlemen:

We are acting as counsel to Micronet Enertec Technologies, Inc. (the “Company”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (File No. 333-185470), initially filed with the Commission on December 14, 2012, and all pre-effective amendments thereto (the “Registration Statement”). The Registration Statement registers the offering and sale by the Company (the “Offering”) of the following securities (all of which are collectively referred to herein as the “Securities”):

(a)          up to an aggregate of 1,530,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including Shares issuable upon exercise of the underwriters’ over-allotment option and Representative’s Warrants (as defined in paragraph (d) below)

(b)          up to an aggregate of 733,125 common stock purchase warrants (the “Warrants”), including Warrants issuable upon exercise of the underwriters’ over-allotment option;

(c)          up to an aggregate of 733,125 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and

(d)          a warrant to purchase up to 63,750 Shares to be issued to the representative of the underwriters as additional compensation (the “Representative’s Warrant”).

Each Warrant (other than the Representative’s Warrant) entitles the holder thereof to purchase one Warrant Share at any time during the five-year period commencing on the date of issuance of the Warrant, and will have an exercise price equal to 125% of the offering price of the Shares. The Representative’s Warrant entitles the holder(s) to purchase such number of Shares equal to 5% of the Shares sold in the Offering, excluding any Shares issuable pursuant to the underwriter’s over-allotment option, at a price per Share equal to 125% of the offering price of the Shares. The Representative’s Warrant will be exercisable commencing one year after the effective date of the Registration Statement, and will be exercisable for four years thereafter.

April 23, 2013

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. The documents examined include, without limitation: the Company’s Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, resolutions adopted by the Company’s Board of Directors relating to the transactions contemplated by the Registration Statement and related matters, the Registration Statement, the exhibits to the Registration Statement including the form of Underwriting Agreement between the Company and Aegis Capital Corp., as representatives of the several underwriters (the “Underwriting Agreement”), the Warrants and the Representative’s Warrant.

In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, and the conformity to the authentic originals of all documents presented to us as certified or photostatic copies. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied upon (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)          the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

(ii)         the Shares to be sold in the Offering, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in accordance with and in the manner contemplated by the Registration Statement and Underwriting Agreement, will be validly issued, fully paid and non-assessable;

(iii)        the Shares issuable upon exercise of the Representative’s Warrant, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Representative’s Warrant, will be validly issued, fully paid and non-assessable;

(iv)        each Warrant, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in accordance with and in the manner described in the Registration Statement and Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

(v)         the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrants, will be validly issued, fully paid and non-assessable; and

April 23, 2013

(vi)        the Representative’s Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of New York and this opinion is limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and, as to the Warrants and the Representative’s Warrant constituting valid and legally binding obligations of the Company, solely to the laws of the State of New York.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the use of our name in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP